Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2017 RESULTS

—Reports Earnings of 52 Cents per Diluted Share—

SANTA ANA, Calif., April 27, 2017 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2017.

Current Quarter Highlights

•	Total revenue of $1.3 billion, up 10 percent compared with last year

•	Purchase revenues up 13 percent compared with last year

•	Average revenue per order up 8 percent

•	Closed orders per day up 4 percent

•	Commercial revenues of $146.3 million, up 2 percent compared with last year

•	Title Insurance and Services segment pretax margin of 8.2 percent

•	Title Insurance and Services segment loss provision rate of 4.0 percent

•	Specialty Insurance segment total revenues up 7 percent, with a pretax margin of 9.1 percent

•	Debt-to-capital ratio of 19.3 percent as of March 31, 2017

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2017	2016
Total revenue	$1,317.0	$1,201.7
Income before taxes	83.9	75.6

Net income	$58.3	$52.5
Net income per diluted share	0.52	0.47

Total revenue for the first quarter of 2017 was $1.3 billion, an increase of 10 percent relative to the first quarter of 2016. Net income in the current quarter was $58.3 million, or 52 cents per diluted share, compared with net income of $52.5 million, or 47 cents per diluted share, in the first quarter of 2016. Net realized investment losses in the current quarter were $0.1 million, compared with gains of $5.1 million, or 3 cents per diluted share, in the first quarter of last year. This quarter’s effective tax rate of 30.8 percent includes a benefit of $2.4 million, or 2 cents per diluted share, due to a new accounting requirement related to stock-based compensation. This compares to the first quarter of 2016 effective tax rate of 30.3 percent, which included favorable tax items totaling $3.8 million, or 3 cents per diluted share.

“The year is off to a good start, with total revenue up 10 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “While refinance headwinds remain, our purchase business is performing well as we move into the spring selling season, with the average fee per file continuing to show strong growth. Conditions remain good in our commercial business, with revenues up 2 percent from last year. The market outlook, combined with our continued operating efficiency, positions us well for 2017.

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First American Financial Reports First Quarter 2017 Results

“We reduced our title loss provision rate this quarter to 4.0 percent, which reflects the expected claim losses for the 2017 policy year. We lowered the rate in light of favorable economic conditions, the current strength of our reserves, our improved claims experience over the past few years, and process improvements in the company’s underwriting and claims practices.

“Lastly, given the importance of people to our business, I’m proud that the company was named on the Fortune 100 Best Companies to Work For® list for the second year in a row in 2017.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2017	2016
Total revenues	$1,202.9	$1,098.5

Income before taxes	$98.2	$87.7
Pretax margin	8.2%	8.0%

Direct open orders	259,600	302,900
Direct closed orders	191,300	193,100

U.S. Commercial
Total revenues	$146.3	$142.9
Open orders	31,400	31,800
Closed orders	19,200	18,900
Average revenue per order	$7,600	$7,600

Total revenues for the Title Insurance and Services segment during the first quarter were $1.2 billion, a 10 percent increase from the same quarter of 2016. Direct premiums and escrow fees were up 4 percent compared with the first quarter of 2016, driven by a 5 percent increase in the average revenue per direct title order that was partially offset by a 1 percent decline in the number of direct title orders closed. The growth in the average revenue per direct title order to $2,035 was primarily attributable to the shift in the order mix to higher-premium residential purchase and commercial transactions. Agent premiums were up 12 percent in the current quarter compared with last year, largely reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $180.0 million this quarter, an increase of $25.8 million, or 17 percent, compared with the same quarter of last year. This increase was driven by the impact of recent acquisitions.

Investment income was $26.6 million in the first quarter, up $1.7 million, or 7 percent, primarily due to an increase in interest income as a result of higher average invested balances in our debt securities portfolio. Net realized investment losses totaled $0.2 million in the current quarter, compared with gains of $3.0 million in the first quarter of 2016.

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First American Financial Reports First Quarter 2017 Results

Personnel costs were $384.8 million in the first quarter, an increase of $29.8 million, or 8 percent, compared with the same quarter of 2016. This increase was driven by the impact of recent acquisitions, higher salary expense due to annual merit and other salary increases, and an increase in incentive compensation as a result of higher revenue and profitability. These increases were partially offset by lower temporary labor and overtime expense in the current quarter.

Other operating expenses were $183.3 million in the first quarter, up $17.8 million, or 11 percent, compared with the first quarter of 2016. The increase in expenses during the quarter was primarily attributable to recent acquisitions, as well as to lower expenses in 2016 resulting from the favorable impact of an insurance claim recovery.

The provision for policy losses and other claims was $39.9 million in the first quarter, or 4.0 percent of title premiums and escrow fees, compared with a 5.5 percent loss provision rate in the first quarter of 2016. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $28.6 million in the first quarter, an increase of $7.5 million, or 35 percent, compared with the same period last year. The increase was primarily attributable to $3.4 million in amortization expense from internally developed software, including $2.0 million from the acceleration of amortization due to the shortened useful life of a software interface, and $3.3 million in purchased software licenses that were previously included in other operating expenses.

Pretax income for the Title Insurance and Services segment was $98.2 million in the first quarter, compared with $87.7 million in the first quarter of 2016. Pretax margin was 8.2 percent in the current quarter, compared with 8.0 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2017	2016
Total revenues	$110.3	$103.0

Income before taxes	$10.0	$12.2
Pretax margin	9.1%	11.9%

Total revenues for the Specialty Insurance segment were $110.3 million in the first quarter of 2017, an increase of 7 percent compared with the first quarter of 2016. The increase in revenues was primarily driven by higher premiums earned in the home warranty business line. The loss ratio in the Specialty Insurance segment this quarter was 59.5 percent, compared with 57.8 percent in the first quarter last year. The loss ratio in the home warranty business improved this quarter, as operational improvements drove lower claim severity. However, substantially higher claim losses in the property and casualty business due to West Coast winter storm events led to the higher loss ratio for the segment overall. As a result, the pretax margin for the segment in the current quarter was 9.1 percent, compared with 11.9 percent in the first quarter of last year.

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First American Financial Reports First Quarter 2017 Results

Pension Termination Update

The termination of the company’s pension plan is proceeding on schedule, with expected completion in the second quarter of 2017. Upon completion, the company expects to record a $159 million expense in the corporate segment. This expense will have a negligible impact on stockholders’ equity, since almost all of the loss is already reflected on the balance sheet. Upon final termination, the company expects an annual reduction of approximately $22 million in personnel expenses in the corporate segment, based on the level of these expenses in 2016.

Teleconference/Webcast

First American’s first quarter 2017 results will be discussed in more detail on Thursday, April 27, 2017, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 11, 2017, by dialing 201-612-7415 and using the conference ID 13658887. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With total revenue of $5.6 billion in 2016, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016 and again in 2017, First American was named to the Fortune 100 Best Companies to Work For® list. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports First Quarter 2017 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s annual report on Form 10-K for the year ended December 31,2016, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

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First American Financial Reports First Quarter 2017 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended
	March 31
	2017	2016

Total revenue	$1,317,043	$1,201,712

Income before income taxes	$83,880	$75,592
Income tax expense	25,811	22,920

Net income	58,069	52,672
Less: Net (loss) income attributable to noncontrolling interests	(213)	171

Net income attributable to the Company	$58,282	$52,501

Net income per share attributable to stockholders:
Basic	$0.52	$0.48
Diluted	$0.52	$0.47

Cash dividends declared per share	$0.34	$0.26

Weighted average common shares outstanding:
Basic	111,179	110,149
Diluted	111,822	110,670

Selected Title Information

Title orders opened (1)	259,600	302,900

Title orders closed (1)	191,300	193,100

Paid title claims	$51,008	$56,690

(1)	U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2017 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$1,047,467	$1,006,138
Investment portfolio	5,182,909	5,140,699
Goodwill and other intangible assets, net	1,095,787	1,096,315
Total assets	8,874,436	8,831,777
Reserve for claim losses	1,013,465	1,025,863
Notes and contracts payable	735,549	736,693
Total stockholders’ equity	$3,072,462	$3,008,179

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First American Financial Reports First Quarter 2017 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended March 31, 2017	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$527,009	$421,959	$105,050	$—
Agent premiums	574,582	574,582	—	—
Information and other	182,509	180,035	2,739	(265)
Net investment income	33,040	26,616	2,329	4,095
Net realized investment (losses) gains (1)	(97)	(244)	147	—

	1,317,043	1,202,948	110,265	3,830

Expenses
Personnel costs	415,130	384,836	17,263	13,031
Premiums retained by agents	453,926	453,926	—	—
Other operating expenses	207,409	183,271	17,285	6,853
Provision for policy losses and other claims	102,388	39,861	62,527	—
Depreciation and amortization	30,147	28,552	1,551	44
Premium taxes	15,448	13,848	1,600	—
Interest	8,715	409	—	8,306

	1,233,163	1,104,703	100,226	28,234

Income (loss) before income taxes	$83,880	$98,245	$10,039	$(24,404)

For the Three Months Ended March 31, 2016	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$501,914	$404,039	$97,875	$—
Agent premiums	512,245	512,245	—	—
Information and other	155,077	154,263	820	(6)
Net investment income	27,370	24,926	2,236	208
Net realized investment gains (1)	5,106	2,997	2,109	—

	1,201,712	1,098,470	103,040	202

Expenses
Personnel costs	382,712	355,080	16,779	10,853
Premiums retained by agents	405,039	405,039	—	—
Other operating expenses	186,675	165,498	14,752	6,425
Provision for policy losses and other claims	107,098	50,516	56,582	—
Depreciation and amortization	22,420	21,076	1,248	96
Premium taxes	14,377	12,941	1,436	—
Interest	7,799	645	—	7,154

	1,126,120	1,010,795	90,797	24,528

Income (loss) before income taxes	$75,592	$87,675	$12,243	$(24,326)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports First Quarter 2017 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended
	March 31
	2017	2016

Total revenues	$1,202,948	$1,098,470
Less: Net realized investment (losses) gains	(244)	2,997
Net investment income	26,616	24,926
Premiums retained by agents	453,926	405,039

Net operating revenues	$722,650	$665,508

Personnel and other operating expenses	$568,107	$520,578
Ratio (% net operating revenues)	78.6%	78.2%
Ratio (% total revenues)	47.2%	47.4%

Change in net operating revenues	$57,142
Change in personnel and other operating expenses	47,529
Success Ratio (1)	83%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2017 Results

First American Financial Corporation

Supplemental Direct Title Insurance Order Information (1)

(unaudited)

	Q117	Q416	Q316	Q216	Q116
Open Orders per Day
Purchase	1,977	1,623	2,110	2,272	1,966
Refinance	1,236	1,777	2,574	2,128	1,971
Refinance as % of residential orders	38%	52%	55%	48%	50%

Commercial	507	484	492	501	512
Default and other	468	403	525	533	435

Total open orders per day	4,187	4,287	5,702	5,434	4,885

Closed Orders per Day
Purchase	1,298	1,504	1,645	1,667	1,248
Refinance	1,030	1,758	1,714	1,428	1,206
Refinance as % of residential orders	44%	54%	51%	46%	49%

Commercial	310	340	318	310	305
Default and other	448	475	518	410	356

Total closed orders per day	3,085	4,076	4,194	3,816	3,115

Average Revenue per Order (ARPO)
Purchase	$2,215	$2,206	$2,193	$2,138	$2,046
Refinance	912	899	880	879	877
Commercial	7,617	8,808	8,162	8,379	7,567
Default and other	238	199	170	257	378

Total ARPO	$2,035	$1,958	$1,859	$1,972	$1,943

Business Days	62	62	64	64	62

(1)	U.S. operations only.

Totals may not add due to rounding.

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